Exhibit 99.3
Builders FirstSource, Inc.

Offer to Exchange

up to $275,000,000 Aggregate Principal Amount of Second Priority
Senior Secured Floating Rate Notes Due 2012, Which Have Been
Registered under the Securities Act of 1933, As Amended
for
Any and All Outstanding Second Priority
Senior Secured Floating Rate Notes Due 2012

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2005, UNLESS EARLIER TERMINATED OR EXTENDED BY BUILDERS FIRSTSOURCE, INC.

 September      , 2005

TO:	BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, AND OTHER NOMINEES:

BUILDERS FIRSTSOURCE, INC. (THE “COMPANY”) IS OFFERING, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE PROSPECTUS, DATED SEPTEMBER      , 2005 (THE “PROSPECTUS”), AND THE ENCLOSED LETTER OF TRANSMITTAL (THE “LETTER OF TRANSMITTAL”), TO EXCHANGE (THE “EXCHANGE OFFER”) AN AGGREGATE PRINCIPAL AMOUNT OF UP TO $275,000,000 OF ITS SECOND PRIORITY SENIOR SECURED FLOATING RATE NOTES DUE 2012 (THE “NEW NOTES”), WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR A LIKE PRINCIPAL AMOUNT OF ITS ISSUED AND OUTSTANDING SECOND PRIORITY SENIOR SECURED FLOATING RATE NOTES DUE 2012 (THE “OLD NOTES”). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of February 11, 2005, by and among the Company, the guarantors party thereto, and the Initial Purchasers of the Old Notes. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Prospectus.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1. Prospectus, dated September , 2005;

2. The Letter of Transmittal for your use and for the information of your clients, with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available, or if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below), or if the procedure for book-entry transfer cannot be completed on a timely basis;

4. A form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5. Return envelopes addressed to Wilmington Trust Company, the Exchange Agent for the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2005, UNLESS EARLIER TERMINATED OR EXTENDED BY THE COMPANY (THE “EXPIRATION DATE”). OLD NOTES TENDERED PURSUANT TO THE EXCHANGE

OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OR TERMINATION OF THE EXCHANGE OFFER.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, or an Agent’s Message in lieu thereof, should be sent to the Exchange Agent, and certificates representing the Old Notes or a timely book-entry confirmation of such Old Notes into the Exchange Agent’s account at the Depository Trust Company should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If registered holders of Old Notes wish to tender, but it is impracticable for them to forward their certificates for Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures described in the Prospectus on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the section of the Prospectus entitled “The exchange offer—Guaranteed Delivery Procedures” and the Letter of Transmittal.

The Company will not pay any fees or commissions to any broker, dealer, or other person other than the Exchange Agent in connection with the solicitation of tenders pursuant to the Exchange Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 13 of the Letter of Transmittal. Any inquiries you may have with respect to the Exchange Offer or requests for additional copies of the enclosed materials should be directed to Wilmington Trust Company, the Exchange Agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
Builders FirstSource, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.